Exhibit 14.1

CODE OF ETHICAL BUSINESS CONDUCT II-VI INCORPORATED

Table of Contents 1 A Message from Our Chief Executive Officer 2 II-VI Core Values 3 A Readable Code of Ethical Business Conduct 5 Section I. Introduction 5 I.1. Purpose 6 I.2. Scope 6 I.3. Training and Certification 6 I.4. Exceptions 7 Section II. Asking Questions and Raising Concerns 7 II.1. Ethical Decision-Making 7 II.2. Leadership Responsibilities 7 II.3. Asking Questions and Reporting Violations 8 II.4. No Retaliation 8 II.5. Investigations 9 Section III. Avoiding Conflicts of Interest 9 III.1. Conflicts of Interest 10 Section IV. Treating People and the Planet with Respect 10 IV.1. How We Treat One Another 10 IV.2. Human Rights and Fair Labor 11 IV.3. Workplace Safety and Health 11 IV.4. Environmental and Social Responsibility 12 Section V. Acting with Integrity 12 V.1. Anti-Corruption and Anti-Bribery 12 V.2. Fraud 13 V.3. Gifts and Entertainment 13 V.4. Insider Trading 13 V.5. Political Activity 14 Section VI. Doing Business the Right Way 14 VI.1. Anti-Trust and Fair Competition 14 VI.2. Competitive Intelligence 15 VI.3. Doing Business with Suppliers 16 VI.4. Government Contracting 16 VI.5. Boycotts 17 VI.6. Trade Compliance 17 VI.7. Truth in Advertising and Marketing 17 VI.8. Quality 17 VI.9 Other Regulatory Compliance Topics 18 Section VII. Keeping Accurate Records 18 VII.1. Keeping Accurate Financial Records and Complying with Internal Accounting Controls 19 Section VIII. Protecting Our Assets and Information 19 VIII.1. Protection of Confidential Information and Intellectual Property 19 VIII.2. Communicating with the Media and other External Parties 19 VIII.3. Participating in Social Media 20 VIII.4. Protection of II-VI Assets and Resources 20 VIII.5. Data Privacy 21 Section IX. Where to Get Guidance or Report an Issue

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 1 A Message from Our Chief Executive Officer Our founders laid the foundation for innovations in materials and manufacturing that are underpinning changes in the world. From our beginnings, in addition to a bold vision that persistence and patience accompany, a culture of honesty, humility, and an enduring respect for the individual was established. We are mindful that the practices of compliance, good business judgment, curiosity, common sense, and adherence to high ethical standards also continue to be among the vital cornerstones of that foundation. Our vision is a world transformed through innovative materials vital to a better life today and the sustainability of future generations. That transformation starts with each of us, and every day presents us with an opportunity to contribute to building a company that is bigger, better, and ultimately best. For sure, we have great aspirations, and so we continuously reset the bars higher around our expectations for all that we do. At II-VI, our shared values allow us to make a powerful statement through our conduct, through our care for our people, stakeholders, and business partners, through our care for the environment and society, and through proper governance. Our values of Integrity, Collaboration, Accountability, Respect, and Enthusiasm form a foundation for our global culture. Together, they spell out “I CARE!” and serve as the guiding compass, while we navigate through our day-to-day decision-making and actions. Our “Code of Ethical Business Conduct” is one of the ways we put II-VI’s values into practice. Doing things right and doing the right things are key to our collective success, and building our reputation and brand as a great company to do interesting and important work in, to do business with, and to invest in, is the responsibility of all of us. The “Code of Ethical Business Conduct” is the framework for how we put II-VI core values into practice, and by providing us with the policies, tools, and resources, we can ensure that we are conducting our business according to these high ethical principles. Thanks for all you do each day and for your compliance with the “Code of Ethical Business Conduct.” On behalf of the Board of Directors and the Senior Leadership Team, I expect you to join me in renewing our shared commitment to ensuring that II-VI operates legally and ethically, and to act toward everyone with patience, kindness, and respect in every situation or circumstance. Dr. Vincent D. (Chuck) Mattera, Jr. Chief Executive Officer

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 2 II-VI Core Values I CARE INTEGRITY Create an Environment of Trust COLLABORATION Innovate Through the Sharing of Ideas ACCOUNTABILITY Own the Process and the Outcome RESPECT Recognize the Value in Everyone ENTHUSIASM Find a Sense of Purpose in Work

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 3 A Readable Code of Ethical Business Conduct This Code helps you make good business choices. There are two important things to understand about it: 1. It is complex because it involves abstract concepts. Some are just difficult to understand; others may be foreign to some cultures. 2. It is a reference document. We have designed it to provide answers to questions that involve unclear situations. To give you the best chance of finding the information you need, understanding it, and acting on it, we wrote this Code using Plain Language and Document Design principles. Plain Language We avoid dense, complex language. Instead we choose everyday words and clear, short explanations. An example of how to use this Code. Case Study: Is there a problem here? Imagine you work in Sales. You read the Code once, but don’t remember its details. Every month in the country where you work, II-VI sells a certain product to the government. You know the pricing for this product because its invoice crosses your desk every day. A few months ago, you remember one invoice that was a bit higher than normal – but not by enough to make you report it. Perhaps an FX related price increase. The next invoice was normal. So, you forgot about it. A month later the local newspaper reports something that makes you shake your head. It features a beautiful house. This house turns out to be owned by a bureaucrat who works in the government department that buys II-VI products. You wonder to yourself, “How does a government bureaucrat afford a house like that?” A few months later you again see an invoice that is higher than normal. You don’t know what to make of it. Thinking about it, you now remember that the woman who issues the invoices used to work in this government department before she came to II-VI. But … you believe that she is scrupulously honest. Is there a problem? What do you do?

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 4 A Readable Code of Ethical Business Conduct Code Definitions and additional information All business decisions must be made with integrity and in the best interests of II-VI. That means we must avoid situations that affect our objectivity. Those situations exist when personal, social, or financial obligations or activities—including those of family members—interfere with the interests of II-VI. Conflicts of interest undermine our credibility and expose II-VI to scrutiny and the risk of damage to our reputation. Even the appearance of a conflict should be avoided. You must disclose to your manager or the II-VI Compliance Department any situation that involves an actual or potential conflict of interest, as soon as you become aware of it. Remember that disclosure is mandatory, but you won’t be penalized for reporting a potential conflict. If you have a question about conflicts of interest, please reach out to the Legal Department. CODE PROVISION AIDS FOR UNDERSTANDING Here are examples of conflicts of interest: • Financial: Holding a significant financial interest in a company that does business or competes with II-VI. • Outside Employment or Board Membership: Serving on the board of directors of another company, if it interferes with your duties at II-VI, or holding a second job. • Employing Relatives or Friends: Hiring a relative or close friend as an employee, consultant, contractor, supplier, distributor, or agent. • Corporate Opportunities: Taking personal advantage of a business opportunity that could benefit II-VI. Step 1: Scan the Table of Contents When you start, you might not have a clear idea of where to look in the Code. So, start with a quick scan of the Table of Contents. It is categorized by topic and has subheadings to help you narrow your search. You might find what you’re looking for quickly. Step 2: Select a topic Select a topic and go to its page. In the example, we show an extract from the section on Conflicts of Interest. Step 3: Scan the page There are two parts to the text. On the left-hand side is the Code itself. And on the right, you will find Aids for Understanding such as examples and definitions. Step 4: Read the Code carefully After reading the Code once, check the definitions to ensure that you understand the topic carefully. If you don’t understand, ask. And even better, send feedback to Compliance. Step 5: Read Helpful Information Note the column to the right of the Code. This column contains other information that relates to the topic, from definitions to examples, to questions and answers. Here you will find more detail. Not all will be relevant to your search, but it will help you understand what you should do. Step 6: Read another section if you need to You may have to read another section to find the topic and situation that answers your question. Don’t give up. Continue reading. The more you read, the more familiar you will be with the Code. That’s a good thing. And don’t forget, if you still can’t find what you’re looking for, ask. We are here to answer your questions: Compliance@ii-vi.com

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 5 I. Introduction I.1. Purpose II-VI is built on a culture of strong corporate values. These core values: • Integrity • Collaboration • Accountability • Respect • Enthusiasm are reflected in our relationships with customers, suppliers, shareholders, and one another. Our Code is designed to promote and support: • Honest and ethical conduct; • Full, accurate, timely, and clear disclosure in reports to regulators and the public; • Compliance with applicable laws, rules, and regulations; and • Prompt detection and reporting of potential violations. The Code is a resource to guide day-to-day business decisions at II-VI. Many of its principles are general in nature. It is not intended to cover every situation you may encounter. You are expected to use good judgment, consult Company policies, and seek help if you have questions about what to do. As a global Company, we are subject to the laws of many jurisdictions around the world. You are expected to obey all laws, rules, and regulations that apply to you. If a law requires more of you than the Code, then you are expected to comply with that law. If you have questions about the laws that apply to you, please contact the II-VI Legal Department. Discipline is covered later in the Code, but it is important to point out that violating the Code can have serious consequences, including termination of employment. Other consequences can include loss of trust, loss of business, or even regulatory penalties for II-VI. CODE PROVISION AIDS FOR UNDERSTANDING When we refer to the Code, we are referring to this Code of Ethical Business Conduct. When we talk about II-VI or the Company, we mean II-VI Incorporated and each of its subsidiaries. All parts of II-VI, not just the parent company, are expected to comply with the Code.

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 6 I. Introduction I.3. Training and Certification From time to time, we will ask you to complete mandatory compliance training. Not all training will apply to you. The training itself will make it clear who needs to complete it, and by what time. Each year we will also ask certain employees to certify that they: • Have reviewed and understand the Code; • Have complied with its requirements, and agree to comply in the future; and • Do not know of any violations. CODE PROVISION I.2. Scope The Code applies to everyone in the Company, including the Board of Directors. It also applies to contractors, consultants, temporary workers, suppliers, and other third parties. Any agreement with a third party should include a clear statement that we expect them to comply with the Code. The same high ethical standards apply to everyone, regardless of job or level in the organization. All of us must adhere to the Code when conducting II-VI business. It is your responsibility to be familiar with the Code and its requirements. CODE PROVISION AIDS FOR UNDERSTANDING Q. Why does the Code apply so broadly? A. The Company expects its employees and the Board of Directors to follow the Code because both have an obligation to maintain II-VI’s high ethical standards and uphold the law. Contractors, consultants, temporary workers, suppliers, and other third parties are also expected to follow the Code because of their relationships with the Company. I.4. Exceptions II-VI rarely permits exceptions to compliance with the Code, and only if it is lawful and in the best interest of the Company to do so. If you think you need a waiver, or if someone asks you to do something that would require a waiver, contact the Chief Compliance Officer. A waiver for a non-executive officer employee must be approved by both the Chief Compliance Officer and the Chief Executive Officer. A waiver for a director or executive officer can only be approved by members of the Board of Directors who are not involved in the waiver. Those waivers must also be publicly disclosed. The Chief Compliance Officer keeps a record of all Code waivers. CODE PROVISION AIDS FOR UNDERSTANDING No one, including your manager, should ask you to violate the Code. If someone asks you to do something that you think would violate the Code, contact the Chief Compliance Officer. If you feel uncomfortable doing something even if a waiver is granted, be sure to speak up. You will not be retaliated against for speaking up.

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 7 II. Asking Questions and Raising Concerns II.1. Ethical Decision-Making Each of us must recognize ethical issues and do the right thing in our business activities. When faced with an ethical decision, consider these questions to help you make the right decision: • What feels right or wrong about the planned action? • Is the action consistent with the Code and II-VI policies and procedures? • How will the action appear to your manager, Company executives, the Board, customers, regulators, or the general public? • Would it help you to ask another person’s opinion before acting? If you are unsure about an ethical question, ask for guidance quickly. We have many resources available to help you make the best decision (see Section IX: Where to Get Guidance or Report an Issue). CODE PROVISION II.2. Leadership Responsibilities Managing people at II-VI means you accept more responsibility. Our managers must commit to our values through their actions. They must promote an environment where compliance is expected and ethical behavior is the norm. No manager should ask a II-VI employee to bend the rules or violate the law or the Code. CODE PROVISION II.3. Asking Questions and Reporting Violations Do not wait to ask if a particular action may violate the Code. Be alert and report suspected wrongdoing. If you violate the Code you may face: • Disciplinary action ranging from a warning or reprimand to termination of employment; and • Criminal prosecution if you violate a criminal law. See Section IX on where to get your questions answered or to file a report. CODE PROVISION AIDS FOR UNDERSTANDING Cultures differ on what is right in a particular situation. The Code makes clear what II-VI expects of you, no matter where you are in the world.

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 8 II. Asking Questions and Raising Concerns II.4. No Retaliation Speaking up takes courage. That is why II-VI does not tolerate retaliation in any form. If you have a legitimate concern, we want you to report it with no fear of adverse action. Honest reporting does not mean that you have to be right when you raise a concern, but you must reasonably believe that the report you are making is accurate. II-VI will investigate all reports made in good faith and will keep them confidential as much as possible. No one is allowed to retaliate against a person who reports a violation. Anyone who does will face disciplinary action that may include termination of employment. If you believe someone has retaliated against you because you reported a legal or ethical concern you should immediately: • Call the Ethics Helpline at +1-866-829-3062; • Report it at www.ii-vi.ethics.point.com; or • Notify HR. While the Company will protect anyone who raises a concern honestly, it is also a violation of the Code to: • Make an accusation if you know it is false; • Lie to investigators; or • Interfere or refuse to cooperate with an investigation. CODE PROVISION II.5. Investigations II-VI expects all employees to cooperate in investigations. We take reports of misconduct seriously. We review every report, investigate the matter to determine whether the Code, Company policy, or the law has been violated, and take appropriate action. When you make a report through the Ethics Helpline, you may keep your identity hidden, but we encourage you to identify yourself because that makes it possible to contact you if we need more information. If you tell us who you are, we take precautions to keep your identity confidential while conducting the investigation. If we do not know who you are, we cannot inform you of the outcome of the investigation. CODE PROVISION AIDS FOR UNDERSTANDING Retaliation means attacking someone because they have done something that you do not like. Retaliation can take many forms. It could be verbal or physical threats or abusive management. If you are unsure if you are a victim of retaliation, speak with HR or someone in the II-VI Compliance Department.

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 9 III. Avoiding Conflicts of Interest III.1. Conflicts of Interest All business decisions must be made with integrity and in the best interests of II-VI. That means we must avoid situations that affect our objectivity. Those situations exist when personal, social, or financial obligations or activities—including those of family members—interfere with the interests of II-VI. Conflicts of interest undermine our credibility and expose II-VI to scrutiny and the risk of damage to our reputation. Even the appearance of a conflict should be avoided. You must disclose to your manager or the II-VI Compliance Department any situation that involves an actual or potential conflict of interest, as soon as you become aware of it. Remember that disclosure is mandatory, but you won’t be penalized for reporting a potential conflict. It is particularly important for you to discuss with your manager potential consulting and other employment. If your activity could interfere with your ability to fully perform your job at II-VI, or make it difficult for you to maintain the confidentiality of II-VI information, your manager may ask you not to pursue the opportunity. If you have a question about conflicts of interest, please reach out to the Legal Department. CODE PROVISION AIDS FOR UNDERSTANDING Here are examples of conflicts of interest: • Financial: Holding a significant financial interest in a company that does business or competes with II-VI. • Outside Employment or Board Membership: Serving on the board of directors of another company, if it interferes with your duties at II-VI, or holding a second job. • Employing Relatives or Friends: Hiring a relative or close friend as an employee, consultant, contractor, supplier, distributor, or agent. • Corporate Opportunities: Taking personal advantage of a business opportunity that could benefit II-VI.

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 10 IV. Treating People and the Planet with Respect IV.2. Human Rights and Fair Labor II-VI supports fundamental human rights – values inherent to all human beings. This means that we aim to treat all human beings with dignity, fairness, and respect. We ask our suppliers and contractors do the same, to care for the health and safety of their workers, and to comply with human rights laws. II-VI does not accept forced labor, human trafficking, degrading treatment of individuals, or unsafe working conditions. CODE PROVISION AIDS FOR UNDERSTANDING Forced Labor are situations where people are coerced to work using violence or intimidation, or by more subtle means such as accumulated debt, retention of identity papers, or the threat of being reported to immigration authorities. IV.1. How We Treat One Another Each of us must create a positive workplace with a culture of trust and respect. This means treating one another with fairness, mutual respect, and courtesy. We each contribute to a culture that is built on a foundation of inclusion and collaboration. II-VI believes in equal employment opportunities. We hire you for your ability to do the job; not because of your race, faith, sex, or age. We do not tolerate harassment or bullying of any kind. Harassment and bullying can take many forms, including: • Unwelcome sexual advances, contact, or comments; • Threatening or offensive remarks or conduct; • Derogatory, disparaging or suggestive jokes, emails or other unprofessional conduct. Retaliation against anyone who reports a discrimination or harassment concern is prohibited. For more information, see Section II.4 of the Code. Please read our Anti-Discrimination, Harassment, and Bullying Policy to learn more. CODE PROVISION

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 11 IV. Treating People and the Planet with Respect IV.3. Workplace Safety and Health It is extremely important to II-VI to provide a safe and healthy workplace for employees and visitors. To make our workplace healthy and safe, you must take steps to protect yourself, your co-workers, and visitors. This includes following: • All II-VI Environmental, Health and Safety protocols, rules and practices; and • Laws that apply to your job. Immediately report to your supervisor any accident, injury, occupational illness, unsafe practice, or danger, even if you didn’t see it happen yourself, or you were not directly involved. To keep our workplace safe means that you must never come to work after drinking alcohol, taking illegal drugs, or using other substances that reduce your ability to do your job safely. A safe workplace also means that no one may threaten or physically intimidate others with violence or in other ways. We do not accept talk of violence or even joking about violence. Weapons, firearms, ammunition, fireworks, and unauthorized explosives are forbidden on Company property and in Company vehicles. For more information, see our Corporate Substance Abuse Policy and our Corporate EHS Policy. CODE PROVISION IV.4. Environmental and Social Responsibility II-VI always seeks to do business in a responsible way. We make every effort to not waste energy. We use technology to minimize harm to the environment. All of us must work in a way that respects the environment and shows good corporate citizenship to the world around us. CODE PROVISION

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 12 V. Acting with Integrity V.1. Anti-Corruption and Anti-Bribery The United States and many other countries have laws against bribery, kickbacks, and other improper payments. When you act on behalf of II-VI as a director, employee, officer, agent, or independent contractor, you may not offer or provide a bribe or other improper benefit to win business or gain an unfair advantage for II-VI. For more, see our Anti-Corruption and Anti-Bribery Policy. CODE PROVISION AIDS FOR UNDERSTANDING Improper benefits can include Cash, Gifts, Meals, Favors, Travel and Lodging, Entertainment, Personal Services, Business Opportunities, and Offers of Employment. It is never acceptable to take part in an activity that involves dishonesty, no matter how limited your role. These activities include: • Theft; • Fraud; • Embezzlement; • Extortion; • Misappropriation of property; and • Helping to hide, change, falsify, or leave information out of II-VI records. CODE PROVISION AIDS FOR UNDERSTANDING Some examples of fraud include: • Deliberately changing accounting records to look better or worse than they are. This is also called ‘falsifying records.’ • Hiding or leaving out the effects of transactions from business records. • Making personal purchases on II-VI credit or payment cards. • Seeking expense reimbursement for activities that were personal and not business-related. V.2. Fraud

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 13 V. Acting with Integrity Never accept or provide a gift – which means anything of value, such as a present, money, favor, travel, or entertainment -- if it will obligate, or appear to obligate, the receiver. We prohibit the following, whether for yourself or for II-VI: • Giving or accepting inappropriate, lavish, or repeated gifts, even acceptable by local custom. • Asking for gifts, services, or contributions from vendors, suppliers, or other business partners. As a rule, when giving or receiving gifts, you should always ask yourself, “how would it look if this was publicized on social media, television, or in the newspaper?” If the answer is “not good for the Company or me,” then you should not give or receive the gift. Remember that the employees of government entities around the world are typically prohibited from accepting even modest gifts or entertainment. If you deal with government officials as a part of your job, read and follow II-VI’s Global Code of Conduct and Policy Statements for Working with Governments. CODE PROVISION AIDS FOR UNDERSTANDING Q. As part of my job at II-VI, I interact with customers, and from time to time I take them to lunch or dinner. Is this ok? A. Taking a customer to a reasonably priced meal is often a common expression of courtesy and not an attempt to influence a business decision. However, the meals or entertainment should not be frequent, and should not go beyond a simple expression of courtesy and respect. V.3. Gifts and Entertainment AIDS FOR UNDERSTANDING Q. My job is in a laboratory. How does this apply to me? A. If you have information about II-VI that is not available to the public, and that an investor in II-VI would want to know in deciding to buy or sell in II-VI stock, then insider trading laws apply to you. We keep the trust of our investors and the public by respecting financial laws. This means that you do not trade in II-VI stock or other securities based on material information that the public does not have access to, but which you do. We also do not share this information. For more information, read the II-VI Insider Trading and Tipping Policy. CODE PROVISION V.4. Insider Trading V.5. Political Activity II-VI permits you to participate in the civil and political process where participation is allowed by law. As a resident of, or a visitor to, a particular place, your civil and political participation must be lawful in that place. If you are not sure what the laws are in a particular country, please contact the II-VI Legal Department. If you express a personal political view on social media like WeChat or Facebook, or in traditional media like newspapers, it should be clear that you are expressing your own views, and not those of II-VI. Do not use II-VI’s logo, letterhead or Company e-mail, or reference your business address or title. For more information on the use of social media, read the II-VI Social Media Policy. CODE PROVISION

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 14 VI. Doing Business the Right Way VI.1. Anti-Trust and Fair Competition AIDS FOR UNDERSTANDING It is unlawful for II-VI to collude or secretly agree with our competitors to: • Fix the price customers pay for a product. This is called price fixing. • Provide bids where it is decided in advance who will win. This is known as bid rigging. • Refuse to deal with customers or other competitors. This is known as a boycott. • Set or limit the amount of a product that will be sold into the market. • Divide or allocate markets, territories, or customers. II-VI believes in free and open competition. Our product quality and commitment to our customers means we can compete ethically with any competitor. In most of the countries where we operate, strict laws prohibit unfair business behavior that limits free competition. Both II-VI and employees who break these laws face significant penalties. Note that a competitor can also be a customer and a supplier. If you need help understanding how these different roles affect our legal responsibilities, please contact the II-VI Legal Department. For more information, read the II-VI Anti-Trust and Competition Law Policy. CODE PROVISION VI.2. Competitive Intelligence AIDS FOR UNDERSTANDING Legitimate sources of competitive intelligence include: • News accounts. • Industry or market surveys. • Competitor displays at conferences and trade shows. • Information that is publicly available on the internet, or in business or other journals. Gathering information about our suppliers, customers, competitors, or market factors, which is sometimes called competitive intelligence, is a legitimate business practice. We must never use illegal or unethical methods to gain competitive intelligence. II-VI has a policy on gathering competitive information. When working with consultants, vendors, and other business partners, you must ensure that they understand and follow our policy. For more information, read the II-VI Anti-Trust and Competition Law Policy. CODE PROVISION

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 15 VI. Doing Business the Right Way VI.3. Doing Business with Suppliers II-VI believes in doing business with third parties who embrace high standards of ethical business behavior. We rely on our suppliers, contractors, and consultants to help us accomplish our goals. They are part of the II-VI team, so we should always treat them according to our own values and expect them to operate with ours. We base our buying decisions on total value to II-VI. This includes compliance with the law and our Environmental, Social Responsibility and Governance objectives. Total value also includes product and process quality, suitability, performance, scalability, service, technology, business continuity, and price. Proper procurement requires us to: • Do business with approved suppliers. • Use II-VI approved supplier agreements. • Confirm essential information about the supplier, such as financial and legal status, following processes developed by the II-VI Procurement Department. • Ensure that purchase agreements clearly state which services or products we are buying, the basis for payment, and the amount to be paid. • Verify that invoices clearly state the actual value of the goods or services provided. • Not give gifts to, or accept gifts from, suppliers if the gift would affect the other party’s business judgment or give the appearance that the other party’s judgment may be affected. • Refuse to work with suppliers who use child or forced labor. • Refuse to work with suppliers who use detention or physical punishment to discipline employees, even if those practices are allowed by local law. CODE PROVISION AIDS FOR UNDERSTANDING II-VI approved supplier agreements are ones that II-VI furnishes, or ones that the supplier furnishes and the II-VI Legal Department approves. Payments to suppliers: • Must be directed to and made only to the person or company that actually provides the goods or services. • Should be made in the country where the supplier does business, or where the goods were sold or the services provided.

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 16 VI. Doing Business the Right Way VI.4. Government Contracting Some of our business is with government entities. When we do business with governments, we have different requirements from our normal commercial practices. II-VI must always follow local government contracting laws and regulations. If you have questions about government contract requirements, reach out to your manager or the II-VI Compliance Department. For more information, please read our Global Code of Conduct and Policy Statements for Working with Governments. CODE PROVISION AIDS FOR UNDERSTANDING Q. How is being a government contractor different from other types of work? A. Business interactions with government entities often have strict regulations and requirements. We must comply with both contractual requirements and government regulations. VI.5. Boycotts A Political Boycott occurs when a country or company voluntarily stops using, buying, or dealing with a person, organization, or country as an expression of protest, usually for social or political reasons. II-VI only cooperates with US-government approved boycotts. If you receive a boycott request, contact the Legal Department immediately, and do not respond to or even acknowledge the request. If you are located outside of the US and have a question about whether a US-approved boycott affects you, please contact the Legal Department. CODE PROVISION AIDS FOR UNDERSTANDING A boycott request can take many forms. It could be a direct request to furnish information. It could be a request to take action or even to refrain from taking action that could support or promote a boycott. It could appear in an invitation for bids, a contract, a purchase order, a letter of credit, or other financial document.

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 17 VI. Doing Business the Right Way VI.6. Trade Compliance II-VI is committed to complying with all applicable laws and regulations governing the import, export, and use of goods and technology. As a US-based company that means we follow: • US import, export, tariff (customs duties), and sanctions laws; and • Global trade laws in the other countries where we do business. These laws are complex and can change quickly as governments respond to political and security issues. You must understand and follow the international trade compliance laws that apply to your work. Ask questions if you are unsure. Read our Trade Compliance policies for more information. CODE PROVISION VI.7. Truth in Advertising and Marketing Our marketing, advertising, and sales materials must be factual and as accurate as possible, including with the engineering estimates of the form, fit, and function of our products. We must never knowingly mislead, omit important facts or data, or make false claims about our products. When we compare our products with those of our competitors, the comparisons must be factual, accurate (even if not statistically significant), and easily verified. CODE PROVISION VI.8. Quality II-VI is dedicated to quality. We take pride in all of the quality products and services we provide. Our intense focus on the needs of our customers continuously drives us to improve. If you see a way to improve, or have a concern about a II-VI product or process, contact your manager or the Quality Department. CODE PROVISION VI.9. Other Regulatory Compliance Topics There are many other laws and regulations that govern how we do business. Some examples include laws and regulations on: • Eye safety requirements for lasers. • How and when we make disclosures about corporate events. • Reporting accidents at our worksites. If you have questions about any regulatory compliance topic, please contact the II-VI Legal Department. CODE PROVISION

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 18 VII. Keeping Accurate Records VII.1. Keeping Accurate Financial Records and Complying with Internal Accounting Controls All II-VI company accounts must be complete, accurate, and reliable. That requires us to record, process, analyze, and ensure the accuracy of all information using legal and accounting principles. False or misleading entries are strictly prohibited. We rely on you to tell us if you feel that someone is pressuring you to prepare, alter, conceal, or destroy documents in violation of the Code or a II-VI policy. If you honestly believe someone has misled, or given an incomplete or false statement to an accountant, auditor, attorney, or government official, you must report it. For more information, please see our Anti-Corruption and Anti-Bribery policies. CODE PROVISION

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 19 VIII. Protecting Our Assets and Information VIII.1. Protection of Confidential Information and Intellectual Property When you work at II-VI, you will learn confidential or proprietary information about our Company, customers, suppliers, business partners and others. You must not share this information with anyone outside II-VI. Our intellectual property is one of our most valuable assets. We must protect and enforce our intellectual property rights. We also respect the intellectual property rights of others. Generally, intellectual property produced while you are a II-VI employee belongs to II-VI. In some instances, intellectual property is developed by II-VI for, and belongs to, a customer. Make sure you understand your responsibilities regarding any inventions or ideas that you develop while you are an employee. If you have a question about Intellectual Property and Confidential or Proprietary Information, please contact the II-VI Legal Department. CODE PROVISION VIII.2. Communicating with the Media and other External Parties Without clear authority from our Corporate Communications Department, no employee may: • Talk to the media, investors, or analysts on behalf of II-VI; • Give the impression that you speak on behalf of II-VI; or • Comment to journalists about specific matters that relate to our business. CODE PROVISION AIDS FOR UNDERSTANDING Intellectual Property includes: • Copyrights, • Patents, • Trademarks, • Trade secrets, • Design rights, • Logos, • Expertise, and • Other intangible industrial or commercial property. Your social media posts can affect our reputation and relationships with other employees, customers, suppliers, and investors. When using social media, use good judgment and conduct yourself professionally. Never speak on the Company’s behalf unless the Company explicitly authorizes you to do so. You are personally responsible for all information you share on social media. For more information, see the II-VI Social Media Policy. CODE PROVISION VIII.3. Participating in Social Media AIDS FOR UNDERSTANDING Q. I like to use social media to tell my friends and family what is going on in my life. Since I’m proud of my job and what I do, I want to post details about my II-VI projects. Is this ok? A. II-VI wants you to be proud of the Company and the work you do, but references to II-VI projects, products and services may be considered advertising and require prior review and approval by II-VI.

II-VI INCORPORATED CODE OF ETHICAL BUSINESS CONDUCT Questions or concerns? Call the II-VI Ethics Helpline at +1-866-829-3062 or go to www.ii-vi.ethicspoint.com 20 VIII. Protecting Our Assets and Information VIII.4. Protection of II-VI Assets and Resources We use Company assets to conduct II-VI business. We do not use them for personal gain or the benefit of others outside of II-VI. We must all keep II-VI assets safe from loss, theft, damage, and inappropriate use. Only use II-VI resources — laptops, telephones, and other devices, networks, and systems, and access to the internet — as needed for you to do your job and support II-VI business. If you suspect theft or misuse of company assets, report it immediately. For acceptable computer and device use, read the II-VI Computing Acceptable Use Policy. CODE PROVISION VIII.5. Data Privacy II-VI respects the privacy of its employees and business partners. We handle personal data responsibly and follow applicable privacy laws and Company policies. In many countries, the use of personal data is highly restricted. It can only be shared if all applicable regulations are followed, even when it is shared between or among II-VI entities. For more information, read the II-VI Data Privacy and General Data Protection Regulation (GDPR) Policies. CODE PROVISION AIDS FOR UNDERSTANDING Q. How does data privacy apply to my job at II-VI? A. You should have data privacy in mind whenever you have access to the personal data of employees or individuals we do business with, such as our suppliers and customers.

IX. Where to Get Guidance or Report an Issue If you have questions or concerns about an ethical issue, or need to report a suspected violation of the Code, you should discuss it with your supervisor, a member of the management team, your local HR representative, or a compliance representative at Compliance@ii-vi.com. You can also contact the Ethics Helpline by telephone at +1-866-829-3062, or online at www.ii-vi.ethicspoint.com, where you can choose to report your concern confidentially or even remain anonymous. +1-866-829-3062 www.ii-vi.ethicspoint.com